UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2004

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas		75235-1611
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2004, Southwest Airlines Co. ("Southwest") and ATA Holdings Corp. (together with its debtor affiliates and subsidiaries, "ATA") entered into a Bid Proposal to Purchase From, Provide a DIP Facility and Exit Facility to, and Codeshare with, ATA Holdings Corp. dated December 22, 2004 (the "Bid Proposal"). Under the Bid Proposal, Southwest committed to purchase certain of ATA’s assets (the "Midway Assets") at Chicago Midway Airport ("Midway"), specifically ATA’s rights to six specified gates and a hangar facility at Midway, together with certain assets related to the gates and hangar facility. As required by the Bid Proposal, Southwest, ATA Holdings and ATA Airlines, Inc. on December 23, 2004, entered into an Asset Acquisition Agreement dated December 22, 2004 (the "Asset Agreement") for the Midway Assets. Under the Asset Agreement, Southwest agreed to purchase the Midway Assets for $40 million, subject to certain adjustments.

Pursuant to the Asset Agreement, on December 23, 2004, Southwest and ATA Airlines, Inc. entered into the Southwest-ATA Codeshare Agreement dated December 22, 2004 (the "Codeshare Agreement") relating to air transportation services to and from Midway (to begin on or about February 1, 2005) and additional airports in the future. The initial term of the Codeshare Agreement is one year, which will be automatically converted into an eight-year term (seven additional years) if a plan of reorganization in ATA’s Chapter 11 cases (the "Plan of Reorganization") is confirmed on or before September 30, 2005.

Under the Bid Proposal, Southwest also committed to provide ATA with a debtor-in-possession loan facility of up to $47 million. As required by the Bid Proposal, on December 23, 2004, Southwest and ATA entered into a Secured Debtor-in-Possession Credit and Security Agreement dated December 22, 2004 (the "DIP Facility") that provides up to $40 million in cash to ATA plus a guaranty (the "Chicago Guaranty") by Southwest of up to $7 million. The base interest rate on amounts borrowed under the DIP Facility is the greater of (a) 8.0% per annum, and (b) the 3-month LIBOR rate, plus 5.0% per annum, paid monthly.

Under the Bid Proposal, Southwest has also committed to provide an exit loan facility to the reorganized ATA ("New ATA") of up to $47 million upon the effective date of the Plan of Reorganization. This facility will provide for (a) long-term financing, at a base interest rate of 9.5% per annum, paid semi-annually, consisting of one or more five-year notes to refinance up to $40 million under the DIP Facility, and (b) a replacement guaranty for the Chicago Guaranty.

Under the Bid Proposal, upon the effective date of the Plan of Reorganization, Southwest has committed to purchase, through an additional cash investment of $30 million, non-voting senior convertible preferred equity of New ATA (the "Preferred Equity"). The Preferred Equity will be convertible into 27.5% of the fully diluted economic ownership interest of New ATA, subject to pro rata dilution for management interests. The Preferred Equity will (a) have voting rights only upon certain events of default, (b) be senior to the common equity of New ATA, and (c) be convertible into common equity of New ATA, at Southwest’s option, upon Southwest’s sale or transfer of the Preferred Equity to a third party or certain other specified major liquidity events.

The purchase of the 6 gates at Midway closed on December 23, 2004. The DIP Facility also closed on December 23, 2004. The purchase of the hangar facility at Midway is expected to close on or about January 12, 2005. The closing of the exit facility and the purchase of the Preferred Equity will take place on or about the effective date of the Plan of Reorganization. However, the Bid Proposal provides that Southwest will not be obligated to consummate the transactions contemplated by the Plan of Reorganization if the Bankruptcy Court has not confirmed the Plan of Reorganization on or before September 30, 2005.

Other than the relationships contemplated by the Bid Proposal, the Asset Agreement, the DIP Facility or the Codeshare Agreement, there are no other material relationships between Southwest and ATA.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

December 29, 2004	By:	/s/ Deborah Ackerman

Name: Deborah Ackerman
Title: Vice President-General Counsel